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Exhibit 10.6

LEASE AGREEMENT entered into by and between PARQUE INDUSTRIAL MEXICALI, S.A. DE C.V., (hereinafter referred to as PIMSA), herein represented by MR. EDUARDO MANUEL MARTINEZ PALOMERA, Party of the First Part, and by COASTCAST CORPORATION, S.A., (hereinafter referred to as COMPANY), herein represented by MR. FERNANDO DIAZ CASTILLO, Party of the Second Part, pursuant to the following RECITALS and CLAUSES:

R E C I T A L S

I. PIMSA hereby declares that:

        A.    It is a company organized and existing under the Mexican General Corporation Law, as per Public Instrument Number 20,032, executed before Attorney Fernando Diaz Ceballos, Notary Public Number Four of the City of Mexicali, Baja California, Mexico.

        B.    Mr. Eduardo Manuel Martinez Palomera is its Attorney-In-Fact, as it appears in Public Instrument Number 31,019, Volume 569, executed on November 26, 1997, before Attorney Fernando Diaz Ceballos, Notary Public Number Four of the City of Mexicali, Baja California, Mexico.

        C.    PIMSA's registration number at the Federal Registry of Taxpayers is: PIM-790807-D96.

        D.    The address at which it has its principal place of business is Avenida Galaxia Number 18-B, Mexicali Industrial Park I, Mexicali, Baja California, Mexico.

        E.    PIMSA has developed the Mexicali Industrial Park I, Mexicali Industrial Park II, Mexicali Industrial Park III and the Mexicali Industrial Park IV. The Mexicali Industrial Park I, hereinafter referred to as the Industrial Park, is more specifically shown and described on Exhibit "A", which is attached hereto and made a part hereof.

        F.    The parties desire to enter into a Lease of Lots 1, 2, 3, 4, 5, 6, 7, 8 and a portion of Lot 9 of Block 2, the size of which is 92,530.00 Square Feet (8,689.15 Square Meters, approximately), located in the Mexicali Industrial Park I, at Calle Mercurio Number 30, and of certain improvements constructed on the land. The land and PIMSA's Improvements together shall hereinafter be referred to as the Leased Property.

        G.    That it has previously applied for and obtained financial loans through Mexican and Foreign Banking and Lending Institutions, with which funds, buildings and improvements located in the Industrial Parks have been, are being and will be constructed.

II. COMPANY hereby declares that:

        A.    It is a company organized under the Mexican General Corporation Law as per Public Instrument Number 28,658, Volume 478, executed on January 26, 1994, before Attorney Fernando Diaz Ceballos, Notary Public Number Four of the City of Mexicali, Baja California, Mexico.

        B.    Mr. Fernando Diaz Castillo verifies his capacity as General Director of Operations and General Manager of COMPANY as per Public Instrument Number 32,873, Volume 623, executed on August 07, 2001, before Attorney Fernando Diaz Ceballos R., Notary Public Number Four of the City of Mexicali, Baja California, Mexico.

        C.    COMPANY's registration number at the Federal Registry of Taxpayers is: CCO-821123-QA1.

        D.    The address at which it has its principal place of business is Calle Mercurio Number 30, Mexicali Industrial Park I, Mexicali, Baja California, Mexico.

Pursuant to the above, the parties agree as follows:

C L A U S E S

I. SCOPE OF LEASE AGREEMENT.

        On the express terms and conditions set forth hereinafter, the scope of this Lease Agreement is as follows: PIMSA hereby leases to COMPANY and COMPANY hereby leases from PIMSA the land located in the Industrial Park as described on Exhibit "B", which is attached hereto and made a part hereof, and PIMSA's Improvements as more specifically described hereinafter in this Lease Agreement.

II. CONSTRUCTION BY PIMSA.

        A.    PIMSA has, at its expense, constructed on the land a Shell Building the size of which is 40,523.55 Square Feet (3,764.73 Square Meters, approximately) which shall hereinafter be referred to as PIMSA's Improvements. Said PIMSA's Improvements have been constructed in accordance with plans and specifications which have been approved by PIMSA and COMPANY and such approval is hereby acknowledged by the parties.

        B.    PIMSA has constructed all PIMSA's Improvements in accordance with all laws, ordinances, regulations, and orders of governmental authorities, and Industrial Park Regulations which are attached hereto as Exhibit "C". The term "Improvements" shall, depending on the context, refer to either "PIMSA's Improvements", "COMPANY's Improvements" or both. The term "COMPANY's Improvements" shall refer to those improvements identified in Clause III.A. below.

        C.    The Leased Property is considered Ready for Occupancy.

        D.    Upon prior written consent of PIMSA, COMPANY may at any time prior to the commencement of the term hereof, at its sole risk, enter upon and install such trade fixtures and equipment in the Leased Property as it may elect; provided, however that COMPANY shall provide evidence of insurance satisfactory to PIMSA.

III. INSTALLATIONS BY COMPANY.

        A.    COMPANY may, at its expense, install on the Leased Property, such trade fixtures, equipment and furniture as it may deem necessary; provided that such items are installed and are removable without damage to the structural integrity of PIMSA's Improvements. Said trade fixtures, equipment and furniture shall remain COMPANY's property and unless COMPANY is in default hereunder, shall be removed by COMPANY on or before the expiration date of the term hereof. COMPANY may also install temporary improvements in the interior of PIMSA's Improvements upon the Leased Property provided that such COMPANY's Improvements are installed and are removable without damage to the structure of the PIMSA's Improvements. Such COMPANY's Improvements shall remain property of COMPANY and, unless COMPANY is in default hereunder, shall be removed by COMPANY upon expiration of the term hereof or earlier termination of this Lease. COMPANY shall repair, at its sole expense, all damage caused by the installation or removal of trade fixtures, equipment, furniture or temporary COMPANY's Improvements, reasonable wear and tear excepted.

        B.    COMPANY shall perform all installations in accordance with all laws, ordinances, regulations, orders of governmental authorities, and the Industrial Park Regulations which are attached hereto as Exhibit "C".

IV. LEASE TERM AND COMMENCEMENT DATE.

        A.    Lease Agreement.    This Lease Agreement shall be effective from the Commencement Date until the same is terminated as provided hereinafter, the complete period of tenancy being referred to herein as the "Lease Term".

        B.    Initial Lease Term.    The initial term of this Lease ("Initial Term") shall commence on January 01, 2003, ("Commencement Date") and shall end on the last day of the fifth (5th) consecutive full Lease Year, as said term is hereinafter defined.

        C.    Lease Year.    The term "Lease Year" as used herein, shall mean a period of twelve (12) consecutive full calendar months. The First Lease Year shall begin on the Commencement Date of the term hereof, if the Commencement Date of the term hereof shall occur on the first (1st.) day of a calendar month; if not then the First Lease Year shall commence upon the first (1st.) day of the next calendar month following the Commencement Date of the term hereof. Each succeeding Lease Year shall commence upon the anniversary date of the First Lease Year.

        D.    Option to Renew.    COMPANY shall have the right to extend the term of this Lease Agreement upon the terms, conditions and rentals set forth herein, for one (1) additional period of five (5) years, ("Extended Term"), by giving written notice to PIMSA not less than six (6) months prior to the expiration of the Initial Term of this Lease Agreement, so long as COMPANY is not then in default in payment of any installment on "Rent for the Initial Term", or "Rent for the Extended Term", as applicable, hereunder or of any other obligation hereunder.

V. RENT

        A.    Initial Term.    As minimum payment for the Lease of the Leased Property during the Initial Term hereof, COMPANY shall pay to PIMSA at the address of PIMSA stated above, as minimum rent ("Payment for Initial Term") the amount of US$680,820.00 Dollars (Six Hundred Eighty Thousand Eight Hundred Twenty 00/100 Dollars, Currency of the United States of America), plus ten percent (10%) of Value Added Tax, to be paid in full at the execution of this Agreement. However, COMPANY may, exclusively for the purpose of facilitating such payment, pay the referred amount in sixty (60) consecutive and successive monthly installments as follows:

          1.    US$34,041.00 Dollars (Thirty Four Thousand Forty One Dollars 00/100, Currency of the United States of America), plus ten percent (10%) of Value Added Tax, upon the execution of this Contract which sum shall be applied to the last three (3) installments of the "Payment for the Initial Term".

          2.    Fifty Seven (57) equal, consecutive and successive installments in the amount of US$11,347.00 Dollars (Eleven Thousand Three Hundred Forty Seven Dollars 00/100, Currency of the United States of America), plus ten percent (10%) of Value Added Tax, each installment payable in advance on the first (1st.) day of each month during the Initial Term, commencing on the first (1st.) month of the Initial Term.

          3.    Annual Inflationary Adjustment of the installments of the minimum rent in the event the Payment for the Initial Term is performed in installments. As of the first (1st.) day of the Second, Third, Fourth and Fifth Lease Years the amount of the monthly installment of the "Payment for the Initial Term" shall be increased for inflation and in accordance with the following arithmetical formula:

            a)    The "Payment for the Initial Term", multiplied by

            b)    The factor, expressed in percentage, composed by the sum of one hundred (100) percentage points plus the percentage increase in the "Index" (as defined hereinafter) occurring between the first (1st.) day of the Initial Term and the last day of the Lease Year just then ending. For example, when calculating the rent for the Third Lease Year of the Initial Term one would compute the percentage increase occurring in the index between the first (1st.) day of the First Lease Year and the last day of the Second Lease Year (or the respective dates closest to those days) increased by one hundred (100) percentage points. If the index has risen six percent (6%) in that time, the "Payment for the Initial Term" shall be multiplied by one hundred and six percent (106%).

            c)    The product shall be divided by sixty (60) and the result shall be the amount of the monthly installment due for the Lease Year for which the calculation is performed. The rent for each succeeding Lease Year shall be computed in accordance with the provisions of this Paragraph 3.

            d)    In no event shall the monthly installment for any Lease Year of the Initial Term be decreased below the monthly installment for the immediately preceding Lease Year of the Initial Term.

          4.    Index Definition and Maximum Inflationary Increase of the "Payment for the Initial Term". The term "Index" shall mean the United States Bureau of Labor Statistics Consumer Price Index For All Urban Consumers (All Items, Los Angeles-Riverside-Orange County, California area, 1982-1984=100) with an annual CAP of ten percent (10%).

        If the compilation or publication of the Index is transferred to any other department, bureau or agency of the United States government or is discontinued, then the index most similar to the Index shall be used to calculate the increases of the monthly installments of the "Payment for the Initial Term" provided for herein. If PIMSA and COMPANY cannot agree on a similar alternate index, then the matter shall be submitted for decision to the American Arbitration Association in accordance with the rules of such Association then in force, and the decision of the arbitrators shall be binding upon the parties. The cost of such arbitration shall be divided equally between PIMSA and COMPANY.

        B.    Additional Payment to the "Payment for the Initial Term" or the "Payment for the Extended Term" as this later term is hereinafter defined.    With the exception of the income tax imposed upon PIMSA, and any tax associated with the Sale or Transfer of the Leased Property or PIMSA's Improvements, which shall be borne by PIMSA, COMPANY will pay to PIMSA, as additional rent, an amount equal to the sum of all taxes and assessments of every kind which are or may be at any time during the Initial Term or Extended Term, levied against the Leased Property or the Lease Agreement, including but not limited to value added tax, property tax and all such taxes and assessments levied by any federal, state or municipal government, or any governmental authority. All such taxes and assessments shall be paid by PIMSA and reimbursed by COMPANY within ten (10) calendar days after the receipt showing the payment thereof is presented to COMPANY by PIMSA.

        In calculating the amount of COMPANY's reimbursement, all taxes which shall become due for the first and last years of the Lease Term shall be apportioned prorata between PIMSA and COMPANY in accordance with the respective number of months during which each party shall be in possession of the Leased Property.

        C.    Renewal Terms.

          1.    Grant and Manner of Exercise the Option to Renew.    COMPANY shall have the option to extend the term of this Lease for one (1) additional period of five (5) years, (the "Extended Term"). COMPANY shall give written notice to PIMSA not less than six (6) months prior to the expiration of the Initial Term, if COMPANY elects to exercise the option to extend granted herein.

          2.    Rent.    As minimum payment for the Lease of the Leased Property during the Extended Term of this Agreement, COMPANY shall pay to PIMSA at the address of PIMSA stated above, as minimum rent, the amount equal to the result of the following arithmetical formula:

            a)    The "Payment for the Initial Term", multiplied by

            b)    The factor, expressed in percentage, composed by the sum of one hundred (100) percentage points plus the percentage increase in the Index during all the preceding Lease Years of the Initial Term, this is, as of the commencement of the Lease Term up to the last day of the Fifth Lease Year.

            c)    The product shall be the amount of the "Payment for the Extended Term".

          3.    Payment Form.    Such "Payment for the Extended Term" shall be paid in full on the first (1st.) day of the Extended Term. However, COMPANY may, exclusively for the purpose of facilitating such payment, pay the "Payment for the Extended Term" as follows:

            a)    Last three (3) monthly installments of the "Payment for the Extended Term" shall be paid in advance upon the execution of the new Contract, and

            b)    Fifty Seven (57) equal, consecutive and successive monthly installments each one of them in an amount equal to the result of dividing the "Payment for the Extended Term" by sixty (60). Each installment shall be paid in advance on the first (1st.) day of each month during the Extended Term, commencing on the first (1st.) month of the Extended Term.

          4.    Annual Inflationary Adjustment of the minimum "Payment for the Extended Term", during the Extended Term in the event COMPANY performs such payment in installments. As of the first (1st.) day of the First, Second, Third, Fourth and Fifth Lease Years of the Extended Term, the amount of the monthly installment of the "Payment for the Extended Term" shall be increased for inflation and in accordance with the following arithmetical formula:

            a)    The "Payment for the Extended Term", multiplied by:

            b)    The factor, expressed in percentage, composed by the sum of one hundred (100) percentage points plus the percentage increase in the "Index" (as defined hereinafter) occurring between the first (1st.) day of the Extended Term and the last day of the Lease Year just then ending. For example, if calculating the rent for the Third Lease Year of the Extended Term one would compute the percentage increase occurring in the index between the first (1st.) day of the First Lease Year of the Extended Term and the last of the Second Lease Year of the Extended Term (or the respective dates closest to those days) increased by one hundred (100) percentage points. If the index has risen six percent (6%) in that time, the "Payment for the Extended Term" shall be multiplied by one hundred and six percent (106%).

            c)    The product shall be divided by sixty (60) and the result shall be the amount of the monthly installment due for the Lease Year for which the calculation is performed. The rent for each succeeding Lease Year of the Extended Term shall be computed in accordance with the provisions of this Paragraph 4.

            Notwithstanding anything herein contained to the contrary, in the event COMPANY chooses to pay the "Payment for the Extended Term" in installments, the monthly installments for each Lease Year of the Extended Term shall not be increased by an amount greater than ten percent (10%) of the monthly installment for the immediately preceding Lease Year. In no event shall the monthly installment for any Lease Year of the Extended Term be decreased below the monthly installment for the immediately preceding Lease Year.

        D.    Currency.    COMPANY will pay the rent provided for in the above Paragraphs A and C in Dollars, Currency of the United States of America, or in Pesos, Mexican Currency, at the sale rate of exchange that Banco Nacional de Mexico, S.A. has in effect on the date such sums are paid, as PIMSA may elect.

        The foregoing will not be considered to impede or hinder PIMSA's possibilities and rights under Clause XII to negotiate or assign this Agreement to Mexican or Foreign Banking and Lending Institutions.

        E.    Proration.    The installment for any partial month shall be prorated.

        F.    Damages.    In the event this Lease Agreement is terminated by PIMSA due to a default of COMPANY, PIMSA shall be entitled to keep and retain as damages, all sums paid or deposited by COMPANY, as "Payment for the Initial Term", or as the case may be, as "Payment for the Extended Term" if such Payments were paid in full, and in the event COMPANY has chosen to pay the "Payment for the Initial Term" or the "Payment for the Extended Term" in monthly installments, to demand the payment in full of the main obligation consisting in the "Payment for the Initial Term", or, as the case may be, the "Payment for the Extended Term", in addition to any other remedy available to PIMSA under the terms of this Agreement.

        G.    Setoff.    The payment of any "Payment for the Initial Term" or "Payment for the Extended Term", or the payment of any monthly installment thereof under this Lease, shall not be withheld or reduced for any reason whatsoever, and COMPANY agrees to assert any claim, demand, or other right against PIMSA only by an independent proceeding.

VI. USE.

        The Leased Property shall be used and occupied for any lawful industrial purpose not in violation of the Industrial Park Regulations attached hereto as Exhibit "C".  COMPANY shall promptly and adequately comply with all laws, ordinances and orders of all governmental authorities affecting the Leased Property, and its cleanliness, safety and labor facilities applicable to the COMPANY's use of the Leased Property. COMPANY shall not perform or omit any acts that may damage the Leased Property, or be a nuisance, or menace to other occupants of the Industrial Park.

VII. INSURANCE.

        A.    Comprehensive Liability Insurance.    During the Lease Term, COMPANY shall, at its own expense, obtain and maintain in full force a policy of comprehensive liability insurance including property damage, that insures COMPANY and PIMSA (and such other agents or employees of PIMSA, PIMSA's subsidiaries or affiliates, or PIMSA's assignees or any nominee of PIMSA holding any interest in the Leased Property, including without limitation, the holder of any mortgage encumbering the Leased Property) against liability for damage or injury to persons and property and for death of any persons occurring in or about the Leased Property. The liability to such insurance shall be in the amount of US$100,000.00 Dollars (One Hundred Thousand Dollars 00/100, Currency of the United States of America).

        B.    Fire and Other Insurance.    During the Lease Term, COMPANY at its sole expense, shall obtain and maintain in full force, in the amount of US$1,160,000.00 Dollars (One Million One Hundred Sixty Thousand Dollars 00/100, Currency of the United States of America), or as modified herein, a policy or policies of insurance, at replacement value, for fire, lightning, explosion, falling aircraft, smoke, windstorm, earthquake, hail, vehicle damage, volcanic eruption, strikes, civil commotion, vandalism, riots, malicious mischief, debris removal, steam boiler or pressure object or machinery breakage if applicable, and flood insurance, on all the Leased Property, including but not limited to the Shell Building, PIMSA's Improvements and COMPANY's Improvements. COMPANY shall also obtain and maintain annual rental insurance in the amount of the annual rent provided for herein in favor of PIMSA. COMPANY shall be responsible for maintaining insurance on all of COMPANY's own property. Except for insurance upon COMPANY's property, PIMSA or its appointee shall be named the COMPANY's beneficiary of any and all proceeds from any such policy or policies, such as their interests may appear.

        C.    Form and Delivery of Policies.    Each insurance policy referred to in the preceding paragraphs shall be in a form approved by the Department of Finance and Public Credit and written with one or more companies licensed to do insurance in Mexicali, Baja California, Mexico, and shall provide that it shall not be subject to cancellation or change except after at least thirty (30) days prior written notice to PIMSA and prior written approval from PIMSA. The policies, or duly executed certificates for them, together with copies of receipts for payment of the premiums thereof, shall be delivered to PIMSA prior to the Commencement Date of the Lease Term, as provided in Clause IV hereof; all documents verifying the renewal of such policies shall be delivered to PIMSA at least thirty (30) days prior to the expiration of the term of such coverage. Prior to the Commencement Date of the Lease Term, each party shall procure and maintain such insurance covering its own liability and property as each deems appropriate.

        D.    Additional Insurance.    COMPANY shall obtain and maintain in full force and effect such additional amounts of insurance as may be required by PIMSA, from time to time, in accordance with the provisions of this Clause VII, and in order to adequately and properly insure PIMSA of and for the then current replacement value of the Leased Property.

        E.    Waiver of Subrogation.    The parties release each other, and their respective authorized representatives, from any claims for damage to any person or to the premises and to the fixtures, personal property, tenant's improvements, and alterations of either PIMSA or COMPANY in or on the premises that are caused by or result from risks insured against under any insurance policies carried by the parties and in force at the time of any such damage. If either party purchases insurance, the policy shall provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy. If a party hereto cannot obtain such waiver of subrogation through reasonable efforts, it shall obtain insurance naming the other party as a coinsured under its policy in order to accomplish the intent of this provision.

VIII. TAXES AND ASSESSMENTS.

        COMPANY agrees to pay all taxes and assessments of every kind levied upon any and all personal property of COMPANY, its successors and assigns, whether same shall be or may become a lien upon the Leased Property. All such taxes and assessments shall be paid by COMPANY before the same become delinquent. In the event that this Contract is recorded at the Public Registry of Property, COMPANY shall pay all costs of such recordation, including, but not limited to, notary fees, charges and taxes required in connection therewith.

IX. REPAIRS, ALTERATIONS, AND IMPROVEMENTS.

  A. PIMSA.

          1.    After receipt of written notice from COMPANY, PIMSA at its expense, shall with the minimum interference with COMPANY's normal use of the Leased Property, diligently proceed to repair any structural defects in the roof or exterior bearing walls, excepting normal use, wear and damage. PIMSA shall not be liable for any damages, and shall not be obligated to make any repairs, caused by any negligent act or omissions of COMPANY, its employees, agents, invitees, or contractors. PIMSA shall have no other obligation to maintain or repair any other portion of the Leased Property. PIMSA shall not be liable to COMPANY for any damage resulting from PIMSA's failure to make any repairs, unless COMPANY has notified PIMSA in writing of the need for such repairs, and PIMSA has failed to commence such repairs within ten (10) days after said notice has been given and failed to complete the same in a diligent manner.

          2.    If PIMSA fails to make the repairs described in Clause IX.A., COMPANY may, but shall not be required to, make or cause such repairs, to be made, and PIMSA shall, on demand, immediately pay to COMPANY the actual cost of the repairs.

  B. COMPANY.

          1.    COMPANY, at its expense, shall keep and maintain in good order and repair, except for normal use and wear, all of the Leased Property, except for those obligations of PIMSA stated in Paragraph A.1., of this Clause, including but not limited to, all plumbing, sewage and other utility facilities that are within the Leased Property, as well as fixtures, partitions, walls (interior and exterior, including painting as often as necessary), floors, ceilings, signs, all air conditioning, heating and similar equipment, electrical substation, doors, window, plate glass, 1" polyurethane insulation and the elastomeric coating on the roof, and all other repairs of every kind and character to the Leased Property. COMPANY at its expense, shall repair all leaks except those caused by structural defects. The plumbing facilities shall not be used for any other purpose than that for which they were constructed. The expense of any breakage, stoppage or damage resulting from a violation of this provision, shall be borne by COMPANY. COMPANY, at its expense, shall be responsible for the maintenance of the landscaping and the sweeping of the streets and sidewalks, adjacent to the Leased Property. COMPANY shall store all trash only temporarily within the Leased Property, and shall arrange for the regular pick up of trash at COMPANY's expense. COMPANY shall not burn any trash of any kind in or about the Leased Property or the Industrial Park.

          2.    COMPANY shall require written consent from PIMSA to make any alteration, improvement or addition to the exterior walls and roof of the Leased Property with a cost exceeding US$5,000.00 Dollars (Five Thousand Dollars 00/100, Currency of the United States of America); and COMPANY shall not damage any floors, walls, ceilings, partitions, or any wood, stone or ironwork on or about the Leased Property.

          3.    COMPANY shall keep the Leased Property free and clear of all encumbrances and liens arising out of acts or omissions of COMPANY, including those arising out of acts or construction done or ordered by COMPANY. However, if by reason of any work performed, materials furnished or obligations incurred by COMPANY with any third party, or any other act or omission by COMPANY, PIMSA is made liable or involved in litigation, COMPANY shall hold harmless and indemnify PIMSA including any costs and expenses, and attorneys' fees incurred by reason thereof. Should COMPANY fail fully to discharge any such encumbrances or liens within thirty (30) days after the date it has been instituted, or fail to provide a bond acceptable to PIMSA in the event of contest, PIMSA, at its option, may pay all or any part thereof. If PIMSA pays any such lien or encumbrances or any part thereof, COMPANY shall, on demand, immediately pay PIMSA the amount so paid, together with interest at the rate of twenty percent (20%) per annum from the date of payment. No lien or encumbrance of any character whatsoever created by an act or omission by COMPANY shall in any way attach or affect the rights of PIMSA on the Leased Property.

X. UTILITY SERVICES.

        During the term of this Lease Agreement, COMPANY shall promptly pay for any and all public and other utilities and related services furnished to the Leased Property, including but not limited to, water, gas, electricity and telephone charges.

        In order for the COMPANY to be able to use the electrical capacity existing in the Leased Property as described in RIDER NUMBER I, COMPANY must execute jointly with PIMSA and the Federal Electrical Commission (Comision Federal de Electricidad and/or CFE), an agreement by means of which all three (3) signature parties acknowledge that COMPANY will be allowed to use the KVA capacity available in the Leased Property, as mentioned in RIDER NUMBER I, for its use while COMPANY possesses the Leased Property as Lessee. This, as stated in this Clause, is not to be misinterpreted as the possibility of COMPANY receiving electricity up to the referred KVA free of charge from the CFE. COMPANY will sign a similar agreement at the end of the term of the Lease Agreement whereby the referred available capacity is returned to PIMSA, without any compensation due by PIMSA.

XI. RIGHT-OF-WAY.

        PIMSA is hereby granted a right-of-way upon, across, over and under the Leased Property for ingress, egress, installations, replacing, repairing and maintaining all utilities, including but not limited to water, gas, telephones and all electricity and any television or radio antenna system serving the Leased Property. By virtue of this right-of-way it shall be expressly permissible for the providing electrical and/or telephone company to erect and maintain the necessary poles and other necessary equipment on the Leased Property; provided that in exercising any right PIMSA may have under this Clause XI, PIMSA agrees to cause only a minimum interference with COMPANY's use and possession of the Leased Property.

XII. ASSIGNMENT AND SUBLETTING.

        A.    COMPANY shall have the right, upon prior written notice to PIMSA, to assign or transfer this Lease Agreement, or any interest therein, or permit the use of the Leased Property by any individual, corporation, or entity, or sublease all or part of the Leased Property, provided, however, that in the event of any such assignment, transfer or sublease, COMPANY and its GUARANTOR shall remain liable for all its obligations under this Lease Agreement.

        B.    PIMSA shall have the right to assign and reassign, from time to time, any or all of the rights and obligations of PIMSA in this Lease Agreement, or any interest therein, without COMPANY's consent, provided that no such assignment or reassignment shall impair any of the rights of COMPANY herein, and provided further, that PIMSA shall remain liable for all of its obligations under this Lease Agreement. In the event of an assignment or reassignment, COMPANY shall not diminish or withhold any of the rents payable hereunder by asserting against such assignee any defense, setoff, or counterclaims which COMPANY may have against PIMSA or any other person. COMPANY hereby specifically waives, with respect to withholding of rent, any preventative measures to guarantee payment of a claim, as provided by the Civil Code.

XIII. SUBORDINATION.

        During the term of this Lease Agreement, PIMSA shall have the right to encumber its interest in the Leased Property or in this Lease Agreement for any purpose it deems convenient, and COMPANY shall and hereby does subordinate its interest in this Lease Agreement and in the Leased Property to such encumbrance. However, in the event such encumbrance is foreclosed or judicially enforced, the one who holds the encumbrance shall agree to honor this Lease Agreement and accept the performance by COMPANY of its obligations hereunder. COMPANY shall execute any agreement which may be required by PIMSA in confirmation of such subordination and submit whatever public financial data may normally be requested by any trust, insurance company, bank or other recognized lending institution.

        Once PIMSA shall have notified COMPANY in writing that it has assigned its interest in this Lease Agreement to any lending institution as security for a debt or other obligation of PIMSA, PIMSA shall not have the power to amend this Lease Agreement so as to reduce the rent, decrease the term or modify or negate any substantial obligation of COMPANY hereunder, or to accept a rescission of this Contract, without the written consent of such lending institution. Such obligation shall continue until the lending institution shall have notified COMPANY in writing that such assignment has been terminated, on the understanding that if PIMSA fails to obtain such lending institution's approval to carry out the foregoing, the amendment of the term above mentioned shall have no effect whatsoever as against such lending institution.

        In addition, if the lending institution should notify COMPANY in writing requiring the payment of rents hereunder directly to such lending institution or its representative, then COMPANY shall be obligated to pay to such lending institution or its representative in the event the "Rent for the Initial Term", or "Rent for the Extended Term", as applicable, is being paid in installments, each subsequent installment on rent, coming due under this Lease Agreement (together with any unpaid installment then past due), until the date on which such lending institution notifies COMPANY authorizing payment of rent to PIMSA or other party entitled thereto. COMPANY understands and agrees that PIMSA may not collect any rent more than one (1) month in advance and COMPANY, at the request of PIMSA, shall provide a statement that no such advanced payment has been made; such document shall be binding upon COMPANY as against the lending institution to which this Lease Agreement may be assigned. In addition, the lending institution shall not be bound to recognize those payments made to PIMSA after the COMPANY has received notice requiring payments to be made to such lending institution.

XIV. ACCESS TO LEASED PROPERTY.

        Without undue interference to COMPANY's operation, PIMSA or its authorized representative shall have the right to enter the Leased Property during all COMPANY business hours, and in emergencies at all times, to inspect the Leased Property and to make repairs, additions, or alterations to the Leased Property. For a period commencing ninety (90) days prior to the termination of this Lease Agreement, PIMSA shall have access to the Leased Property for the purpose of exhibiting it to prospective clients and may post usual for sale or for lease signs upon the Leased Property. Except in case of emergency, PIMSA shall give notice to COMPANY before entering the Leased Property, and COMPANY shall have the right to accompany any representatives of PIMSA and prospective clients.

XV. DAMAGE OR DESTRUCTION.

        A.    Total.    In the event that the whole or a substantial part of the Leased Property is damaged or destroyed by fire, act of nature, or any other cause, so as to make COMPANY unable to continue the operation of its business, PIMSA shall, within fifteen (15) days from the date of release of the Leased Property by the corresponding authorities, determine whether the Leased Property can be restored within six (6) months from the date of termination of the debris removal, which shall not exceed forty five (45) days as of the referred date of release, and notify COMPANY of said determination. If PIMSA determines that the Leased Property cannot be restored within six (6) months, either PIMSA or COMPANY shall have the right and option to immediately terminate this Lease Agreement, by advising the other thereof by written notice, in which event PIMSA will reimburse COMPANY the amount of the "Rent for the Initial Term", or "Rent for the Extended Term", as applicable, in the event these concepts were paid in full and are not being paid in installments. If PIMSA determines that the Leased Property can be restored within said six (6) months, PIMSA shall, at its own expense, to the extent of the funds awarded to PIMSA from the proceeds of the insurance required under Clause VII hereinabove, proceed diligently to reconstruct PIMSA's Improvements, and in such event, PIMSA shall accept in the event the "Rent for the Initial Term", or "Rent for the Extended Term", as applicable, is being paid in installments, in lieu of the installment on rent payable during the period when COMPANY is substantially deprived of the use of the Leased Property, any rental insurance proceeds which may be payable pursuant to rental insurance provided for hereinabove.

        B.    Partial.    In the event the said damage caused to the Leased Property does not prevent COMPANY from continuing the normal operation of its business on the Leased Property, PIMSA and COMPANY shall repair said damage, each party reconstructing that portion of the building and interior installations for which it was responsible during the original construction; provided that excluding damage or destruction to the parking lot during the period required for such repair work of PIMSA's Improvements or the tenant improvements, rental payable hereunder by COMPANY shall be equitably prorated to the proportioned interference with COMPANY's use and possession of the Leased Property occasioned by such damage and repair, and in such event, PIMSA, in the event the "Rent for the Initial Term", or "Rent for the Extended Term", as applicable, is being paid in installments, shall accept in lieu of the pertinent installments to the rent payable hereunder, during the period when COMPANY is partially deprived of the use and possession of the Leased Property, any rental insurance proceeds attributable to rent which may be payable pursuant to said insurance provided for hereinabove.

XVI. LIMITATION OF LIABILITY.

        Except for intentional or negligent acts or omissions of PIMSA, its agents or employees, PIMSA shall not be liable to COMPANY or to any other person whatsoever for any loss or damage of any kind or nature caused by the intentional or negligent acts or omissions of COMPANY or other occupants of the Industrial Park or of adjacent property, or the public, or other causes beyond the control of PIMSA, including but not limited to, any failure to furnish, or any interruption of any utility or other services in or about the Leased Property. COMPANY recognizes that additions, replacements, and repairs to the Industrial Park will be made from time to time, provided that the same shall not substantially interfere with COMPANY's use and enjoyment of the Leased Property.

XVII. INDEMNIFICATION.

        COMPANY agrees to indemnify and save PIMSA harmless from any and all claims for damages or losses of any nature whatsoever, arising from negligent act or omission of COMPANY or its contractors, licensees, agents, invitees, or employees, or arising from any accident, injury or damage whatsoever caused to any person or property occurring in or about the Leased Property, or the areas adjoining the Leased Property and from and against all costs and expenses, including attorneys' fees, incurred thereby.

        PIMSA agrees to indemnify and save COMPANY harmless from any and all claims for damages or losses of any nature whatsoever, arising from negligent act or omission of PIMSA or its contractors, licensees, agents, invitees, or employees, or arising from any accident, injury or damage whatsoever caused to any person or property occurring in or about the Leased Property, or the areas adjoining the Leased Property and from and against all costs and expenses, including attorneys' fees, incurred thereby.

XVIII. NOTICES.

        All notices under this Lease Agreement shall be forwarded to the addresses mentioned in the RECITALS above, with a copy to the GUARANTOR of this Lease Agreement, or such other addresses as may from time to time be furnished by the parties hereto. Said notices shall be in writing and if mailed, shall be deemed given ten (10) days after the date of mailing thereof. Duplicate notices shall be sent by certified airmail, postage prepaid, to such additional addresses as may from time to time be requested in writing by the parties hereto.

XIX. COMPANY'S DEFAULT.

        A.    Each of the following shall be a default of COMPANY:

          1.    Vacation or abandonment of Leased Property, without written notice to PIMSA.

          2.    Failure to pay any installment of rent due and payable hereunder upon the date when said payment is due, said failure continuing for a period of ten (10) days.

          3.    Default in the performance of any of COMPANY's covenants, agreements or obligations hereunder, said default, except default in the payment of any installment of rent, continuing for fifteen (15) days after written notice thereof is delivered from PIMSA to COMPANY;

          4.    A general assignment by COMPANY for the benefit of creditors;

          5.    The filing of a voluntary petition in bankruptcy by COMPANY or the filing of an involuntary petition by COMPANY's creditors, said petition remaining undischarged for a period of ninety (90) days;

          6.    The appointment of a Receiver to take possession of substantially all of COMPANY's assets, said Receivership remaining undischarged for a period of ninety (90) days;

          7.    Attachment, execution or other judicial seizure of substantially all of COMPANY's assets or this leasehold, such attachment, execution or other seizure remaining undismissed or undischarged for a period of ninety (90) days after the levy thereof.

        B.    In addition to the above, each of the following shall be considered a default of the COMPANY, if there is in respect to GUARANTOR:

          1.    A general assignment by GUARANTOR for the benefit of creditors;

          2.    The filing of a voluntary petition in bankruptcy by GUARANTOR or the filing of an involuntary petition by GUARANTOR's creditors, said petition remaining undischarged for a period of ninety (90) days;

          3.    The appointment of a Receiver to take possession of substantially all of GUARANTOR's assets or of this leasehold, said Receivership remaining undissolved for a period of ninety (90) days or;

          4.    Attachment, execution or other judicial seizure of substantially all of GUARANTOR's assets or this leasehold, such attachment, execution or other seizure remaining undismissed or undischarged for a period of ninety (90) days after the levy thereof.

        C.    Upon occurrence of any one of the foregoing defaults, PIMSA shall have the right, at its option, and in addition to other rights or remedies granted by law, including the right to claim damage, to do either of the following:

          1.    Immediately rescind this Lease Agreement and eject COMPANY from the Leased Property.

          2.    Claim Specific Performance. In the case of default as specified above, PIMSA shall, in addition to all other remedies, have the right to declare in the event the "Rent for the Initial Term", or "Rent for the Extended Term", as applicable, is being paid in installments, the entire unpaid balance of the installments on rent to the end of the Five (5) Year Lease Term then in effect, and all other sums due to PIMSA, immediately due and payable, plus interest at the rate of twenty percent (20%) per annum of said sums from the date of such declaration until payment in full, provided that PIMSA shall diligently proceed to lease the Leased Property to another tenant or otherwise make beneficial use thereof in mitigation of damages, rent and all other sums due or payable to PIMSA.

          In the event the Leased Property is leased to another tenant during the aforesaid Five (5) Year Lease Term or otherwise used in a beneficial manner:

            a.    PIMSA shall promptly refund to COMPANY that portion of rent and interest paid by COMPANY pursuant to this Paragraph 2 which is allocable to the period of the Lease Term during which the Leased Property was leased to another tenant or otherwise used in a beneficial manner as well as any other allocable sums paid by COMPANY to PIMSA, less any loss or damage incurred by PIMSA as a result of COMPANY's default, or;

            b.    If such rent or other sums have not been paid by COMPANY to PIMSA, PIMSA shall credit such amount(s) to COMPANY.

XX. RIGHT TO CURE DEFAULTS.

        In the event of COMPANY's breach or default of any term or provision herein, PIMSA may, without any obligation to do so, at any time after ten (10) days written notice, cure such breach or default, or make repairs to the Leased Property, for the account and at the expense of COMPANY. If PIMSA, by reason of such breach or default, pays any money, or is compelled to incur any expense, including attorneys' fees, the sums so paid or incurred by PIMSA with all interest, costs, and damages, shall be paid by COMPANY to PIMSA on the first (1st.) day of the month following the incurring of such expenses. If any installment of rent or any other payment is not promptly paid when due, it shall bear interest of twenty percent (20%) per annum from the date on which it becomes due until paid; but this provision is not intended to relieve the COMPANY from fulfilling its obligations hereunder in the time and in the manner specified in this Agreement. The foregoing interest, expenses and damages shall be referable from COMPANY by exercise of PIMSA's remedies hereinabove set forth. Efforts by PIMSA to mitigate the damages caused by COMPANY's breach of this Lease shall not be constructed to be a waiver of PIMSA's right to recover damages under this Clause XX. Nothing in this Clause XX affects the right of PIMSA to indemnification by COMPANY in accordance with Clause XVII hereinabove for liability arising prior to the termination of this Lease for personal injuries or property damage.

XXI. WAIVER.

        In the event PIMSA or COMPANY does not compel the other to comply with any of the obligations hereunder, such action or omission shall not be construed as a waiver of a subsequent breach of the same or any other provision. Any consent or approval shall not be deemed to waive or render unnecessary the consent or approval of any subsequent or similar act by COMPANY or PIMSA.

XXII. CERTIFICATES.

        COMPANY shall, within ten (10) days of receipt of a written request made by PIMSA, deliver to PIMSA a statement in writing certifying that this Lease Agreement is unmodified and in full force and effect (or if there have been modifications, that the same are in full force and effect as modified); the dates to which the rent and any other charges have been paid, and that PIMSA's Improvements have been satisfactorily completed. It is intended that any such statement may be relied upon by any person, prospective purchaser, or lending institution interested in the Leased Property.

XXIII. HOLDING OVER.

        If COMPANY should remain in possession of the Leased Property after the expiration of this Lease, COMPANY shall pay a minimum monthly rent equal to twice the then installment on rent then paid, in the event the "Rent for the Initial Term", or "Rent for the Extended Term", as applicable, was paid in installments, until COMPANY has delivered to PIMSA the Leased Property, or executed a new Lease Agreement. This provision shall not be construed as granting any right to COMPANY to remain in possession of the Leased Property after the expiration of the Lease Term. COMPANY shall indemnify PIMSA against any loss or liability resulting from delay by COMPANY in surrendering the Leased Property, if such loss or liability is founded on said delay. The parties agree that COMPANY shall quit and surrender the Leased Property at the expiration of this Lease Agreement, waiving the right provided by law.

XXIV. SURRENDER.

        On the last day of the term of this Lease Agreement, or the sooner termination thereof pursuant to other provisions hereof, COMPANY shall quit and surrender the Leased Property in the same conditions as received by COMPANY, and restore the premises to a clean and good condition (normal wear and tear excepted) together with PIMSA's Improvements that may have been made in the same. Prior to termination of this Lease Agreement, COMPANY shall have removed all of its property in accordance with Clause III hereof and all property not removed shall be deemed abandoned by COMPANY and if COMPANY abandoned or is hereby deemed to have abandoned its property, PIMSA, at its option, but at COMPANY's expense, shall proceed to remove all of the COMPANY's property, and its case, warehouse, also at COMPANY's expense, such removed property with a third party supplier of such warehousing services. COMPANY shall repair and restore the Leased Property to a good and clean condition, normal wear and tear excepted, while removing the COMPANY's property.

XXV. QUIET ENJOYMENT.

        PIMSA agrees that COMPANY, upon paying the "Rent for the Initial Term", or "Rent for the Extended Term", as applicable, and all other charges provided for herein and upon complying with all of the terms and provisions of this Lease Agreement, shall lawfully and quietly occupy and enjoy the Leased Property during the Lease Term.

XXVI. ATTORNMENT.

        COMPANY shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage or deed of trust made by PIMSA, its successors or assigns, encumbering the Leased Property, or any part thereof, if so requested, attorn to the purchaser upon such foreclosure or sale and recognize such purchaser as the Lessor under this Lease.

XXVII. ENVIRONMENTAL PROTECTION LAW.

        PIMSA hereby states that the Leased Property, its soil and underground are free and clear of any hazardous materials, wastes or contaminants. Nevertheless, PIMSA shall indemnify and save the COMPANY harmless from and against losses, demands, claims, payments, suits, actions and judgments of any nature and description brought against it by reason of the fact that contaminants existed on the Leased Property, soil and/or underground, or were deposited there, prior to January 01, 1994. The COMPANY will be responsible for any losses, damages or injuries caused by the contaminants which were deposited by the COMPANY on the Leased Property, soil or underground after January 01, 1994.

        It will be the sole responsibility of the COMPANY to comply with all Federal, State or Municipal environmental laws, rules and dispositions, which must be complied with by the COMPANY pursuant with the industrial activities it will perform in the Leased Property and therefore, must obtain the required licenses, authorizations, permits and any other document that it must possess pursuant with the aforestated environmental rules.

        Furthermore, the COMPANY will be solely and exclusively responsible for any demand, claim, or proceeding initiated against PIMSA, and which results from acts or omissions by the COMPANY, or its employees, agents, invitees, or contractors, regarding the handling of hazardous or toxic materials or wastes located in or moved to, from or through the Leased Property. The COMPANY in these cases, shall indemnify and save PIMSA harmless from and against losses, demands, claims, payments, suits and actions, including judgments of any competent environmental authority.

XXVIII. MISCELLANEOUS.

        A.    This document contains all of the agreements and conditions made between the parties, and may not be modified orally in any manner other than by a written agreement signed by the authorized representative of the parties.

        B.    If any term, covenant, condition or provision of this Lease Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction, to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Lease Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        C.    In the event that either party should bring an action against the other party for the possession of the Leased Property, or for the recovery of any sum due hereunder, or because of the breach or default of any covenant in this Lease Agreement, the prevailing party shall have the right to collect from the other party its costs and expenses, including attorneys' fees.

        D.    Every payment and performance required by this Lease Agreement, shall be paid and performed precisely on the date specified for such payment or performance and no delay or extension thereof shall be permitted.

        E.    The titles and subtitles in these Clauses of this document shall have no effect on the interpretation of the terms and provisions contained in this Lease Agreement.

        F.    The parties agree that this Lease Agreement will be governed by the Laws of the State of Baja California, Mexico. For everything pertaining to the interpretation and compliance of this Lease Agreement the parties thereby expressly submit to the jurisdiction of the Civil Courts of the City of Mexicali, State of Baja California, Mexico, waiving any other jurisdiction which might be applicable by reason of their present or future domiciles or otherwise.

        G.    This Lease Agreement shall be executed in Spanish and English. However, in the event a dispute or other inconsistency should arise regarding interpretation or meaning of this Lease Agreement, the English version shall control.

        H.    Whenever the prior consent of either party, written or otherwise, is required as a condition for any act by the other party under this Lease Agreement, such party agrees not to arbitrarily or unreasonably withhold such consent.

        I.    Each party shall execute such further documents as shall be requested by the other party, but only to the extent that the effect of said documents is to give legal effect to rights set forth in this Lease Agreement.

        J.    COMPANY hereby covenants to PIMSA, and PIMSA relies upon said covenant as a material inducement to enter into this Lease, that the COMPANY will deliver to PIMSA, concurrently with the execution and delivery hereof a Guaranty of this Lease in the form attached hereto as Exhibit "D", executed by COASTCAST CORPORATION, or by such other GUARANTOR as may be acceptable to PIMSA.

        K.    Submission of this instrument for examination or signature by COMPANY does not constitute a reservation of or option to Lease, and it is not effective as a Lease or otherwise until execution and delivery by both PIMSA and COMPANY.

        L.    This Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions hereof. Whenever in this Lease Agreement a reference is made to PIMSA, such reference shall be deemed to refer to the person in whom the interest of the Lessor hereunder shall be vested. Any successor or assignee of COMPANY who accepts an assignment or the benefit of this Lease Agreement and enters into possession or enjoyment hereunder shall thereby assume and agree to perform and be bound by the covenants and conditions hereof.

        M.  In the event the Government of Mexico or any subdivision thereof appropriates, forcibly buys or in any other way takes over the assets or business of the Lessee, and without due cause by COMPANY prevents COMPANY from doing business in Mexico, the COMPANY may upon written notice to PIMSA terminate this Lease Agreement without liability or penalty for such termination and without further liability for rental payments due under this Lease Agreement by without prejudice to the rights of PIMSA and COMPANY to claim from the corresponding authority the damages caused.

XXIX. RIDER NUMBER I, PIMSA'S IMPROVEMENTS.

        Attached hereto as RIDER NUMBER I, is a description of PIMSA's Improvements and by this reference are made a part hereof.

XXX. The parties agree that the "Rent for the Initial Term", or "Rent for the Extended Term", as applicable, are the amounts so defined in this Lease, regardless if COMPANY was granted option to pay in installments.

XXXI. This Lease Agreement is in lieu of Lease Agreement dated December 16, 1998.

IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the twentieth day of december of two thousand and two.

PIMSA:		COMPANY:
PARQUE INDUSTRIAL MEXICALI, S . A . D E C . V .		COASTCAST CORPORATION, S.A.
By:	/s/ Eduardo Manuel Mr. Eduardo Manuel Martinez Palomera Executive Vice President	By:	/s/ Fernando Diaz Castillo Mr. Fernando Diaz Castillo General Director Of Operations And General Manager
W I T N E S S E S
By:	/s/ Francisco Fiorentini Mr. Francisco Fiorentini Manager	By:	/s/ C. P. Norma Martinez Miguel C. P. Norma Martinez Miguel Controller

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Exhibit 10.6
R E C I T A L S
C L A U S E S